Exhibit 99.3
AMERICAN ITALIAN PASTA COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(in thousands, except share amounts)

	April 2, 2010	October 2, 2009
ASSETS
Current assets:
Cash and cash equivalents	$35,669	$30,959
Trade and other receivables, net	42,970	45,828
Income tax receivable	6,712	—
Inventories	41,424	50,996
Other current assets	8,062	6,372
Deferred income taxes	11,147	22,202

Total current assets	145,984	156,357
Property, plant and equipment, net	280,870	291,212
Brands	78,110	79,074
Other assets	2,645	3,420

Total assets	$507,609	$530,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,681	$29,852
Accrued expenses	21,952	24,147
Current maturities of long term debt	45,000	5,900

Total current liabilities	85,633	59,899
Long term debt, less current maturities	—	104,100
Deferred income taxes	55,633	52,972
Other long term liabilities	3,401	5,676

Total liabilities	144,667	222,647
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value:
Authorized shares — 10,000,000; Issued and outstanding shares — none	—	—
Class A common stock, $.001 par value:
Authorized shares — 75,000,000; Issued and outstanding shares — 24,019,114 and 21,749,030, respectively, at April 2, 2010; 23,198,013 and 20,981,913, respectively, at October 2, 2009	24	23
Class B common stock, par value $.001 Authorized shares — 25,000,000; Issued and outstanding — none	—	—
Additional paid-in capital	292,784	274,142
Treasury stock 2,270,084 shares at April 2, 2010 and 2,216,100 shares at October 2, 2009, at cost	(54,504)	(52,519)
Accumulated other comprehensive income	12,891	17,957
Retained earnings	111,747	67,813

Total stockholders’ equity	362,942	307,416

Total liabilities and stockholders’ equity	$507,609	$530,063

See accompanying notes to the unaudited condensed consolidated financial statements.

AMERICAN ITALIAN PASTA COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Second Quarter Ended		Year-to-date Period Ended
	April 2, 2010	April 3, 2009	April 2, 2010	April 3, 2009
	(Thirteen Weeks)	(Thirteen Weeks)	(Twenty-six Weeks)	(Twenty-seven Weeks)

Revenues	$145,904	$162,325	$294,850	$333,531
Cost of goods sold	92,607	118,164	191,589	240,526

Gross profit	53,297	44,161	103,261	93,005

Selling and marketing expense	6,955	7,290	14,203	14,654
General and administrative expense	9,174	8,104	17,857	16,757
Loss related to long-lived assets	240	258	343	605

Operating profit	36,928	28,509	70,858	60,989

Interest expense, net	1,290	4,070	3,066	9,948
Other (income) expense, net	(265)	(43)	(275)	52

Income before income taxes	35,903	24,482	68,067	50,989

Income tax expense (benefit)	12,668	(1,714)	24,133	(1,235)

Net income	$23,235	$26,196	$43,934	$52,224

Net income per common share (basic)	$1.09	$1.27	$2.07	$2.56

Weighted-average common shares outstanding (basic)	21,372	20,598	21,209	20,421

Net income per common share (diluted)	$1.05	$1.21	$2.00	$2.44

Weighted-average common shares outstanding (diluted)	22,114	21,583	21,977	21,365

See accompanying notes to the unaudited condensed consolidated financial statements.

AMERICAN ITALIAN PASTA COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(in thousands)

	Year-to-date Period Ended
	April 2, 2010	April 3, 2009
	(Twenty-six Weeks)	(Twenty-seven Weeks)

OPERATING ACTIVITIES:
Net income	$43,934	$52,224
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	12,472	12,612
Amortization of deferred financing fees	574	648
Share-based compensation expense	4,162	3,633
Deferred income tax expense (benefit)	13,046	(2,272)
Excess tax benefit — share-based compensation	(7,496)	(6,540)
Other	1,129	2,096
Changes in operating assets and liabilities:
Trade and other receivables	1,536	3,254
Inventories	8,671	9,459
Other current assets	(1,520)	1,418
Accounts payable and accrued expenses	(12,071)	(15,000)
Other	1,563	(1,867)

Net cash provided by operating activities	66,000	59,665

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(5,969)	(5,674)
Redemption of short-term investments	—	1,040
Other	18	288

Net cash used in investing activities	(5,951)	(4,346)

FINANCING ACTIVITIES:
Principal payments on debt	(65,000)	(41,705)
Excess tax benefit related to share-based compensation	7,496	6,540
Proceeds from issuance of common stock under equity awards	4,520	—
Purchase of treasury stock	(1,985)	—
Other	—	(92)

Net cash used in financing activities	(54,969)	(35,257)
Effect of exchange rate changes on cash	(370)	(361)

Net increase in cash and cash equivalents	4,710	19,701
Cash and cash equivalents, beginning of period	30,959	38,623

Cash and cash equivalents, end of period	$35,669	$58,324

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$2,338	$11,584

Cash paid for income tax, net	$9,042	$925

Non-cash investing and financing activities
Property, plant and equipment accrued in accounts payable	$310	$150

See accompanying notes to the unaudited condensed consolidated financial statements.

AMERICAN ITALIAN PASTA COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Unless the context indicates otherwise, all references in this Quarterly Report on Form 10-Q to “the Company”, “we”, “us”, “our”, and similar words are to American Italian Pasta Company and its subsidiaries.
1. BASIS OF PRESENTATION
The accompanying second quarter unaudited condensed consolidated results of operations and consolidated cash flows are for the thirteen week quarter and the twenty-six week period ended April 2, 2010 and the thirteen week quarter and twenty-seven week periods ended April 3, 2009. Our first quarter of fiscal year 2010 contained 13 weeks, one week less than our comparative first quarter of fiscal year 2009 that contained 14 weeks. Our fiscal year ends on the last Friday of September or the first Friday of October, resulting in a 52 or 53 week year depending on the calendar. The first three quarters end on the Friday last preceding December 31, March 31 and June 30 or the first Friday of the following month of each quarter. Fiscal year 2010 will be a 52 week year and will end on October 1, 2010. Fiscal year 2009 was a 53 week fiscal year and ended on October 2, 2009.
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twenty-six week period ended April 2, 2010 are not necessarily indicative of the results that may be expected for the fiscal year ended October 1, 2010. For further information, refer to the consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended October 2, 2009.
2. RECENT ACCOUNTING PRONOUNCEMENTS
In December 2009, the FASB issued FASB ASU 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets”, to codify SFAS 166, “Accounting for Transfers of Financial Assets an amendment of FASB Statement No. 140”, which amends the derecognition guidance in FASB Statement No. 140 and eliminates the exemption from consolidation for qualifying special-purpose entities. This statement is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009. This statement will be effective for us beginning in our fiscal 2011. We do not believe that the adoption of ASU 2009-16 will have a material effect on our condensed consolidated financial statements.
In January 2010, FASB issued ASU 2010-6 “Improving Disclosures about Fair Measurements” (ASU 2010-6). ASU 2010-6 provides amendments to subtopic 820-10 that require separate disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and the presentation of separate information regarding purchases, sales, issuances and settlements for Level 3 fair value measurements. Additionally, ASU 2010-6 provides amendments to subtopic 820-10 that clarify existing disclosures about the level of disaggregation and inputs and valuation techniques. ASU 2010-6 is effective for financial statements issued for interim and annual periods ending after December 15, 2010. The adoption of ASU 2010-06 did not have a material impact on our condensed consolidated financial statements.
3. RECEIVABLES
We grant credit to certain customers who meet our established credit requirements. Generally, we do not require collateral when trade credit is granted to customers. Trade receivables are determined to be past-due based upon terms established with each customer. We evaluate the collectability of accounts receivable and determine the appropriate reserve for doubtful accounts based upon a number of factors. We utilize specific criteria to determine uncollectible receivables to be written-off including whether a customer has filed for bankruptcy, has had accounts referred to outside parties for collection, or has had accounts past due over specified periods. The allowance for doubtful accounts as of April 2, 2010 and October 2, 2009 was $1.2 million and $1.4 million, respectively, and is netted against accounts receivable in the condensed consolidated balance sheet.
The $6.7 million tax receivable on the accompanying condensed consolidated balance sheet is the result of making estimated tax payments in excess of our quarter-end tax liability. We make quarterly estimated tax payments based on the “safe harbor” rules contained in the Internal Revenue Code. Generally, these rules allow the estimated tax liability to be based on the annualization of period to date income, and the safe harbor rules do not allow for the inclusion of known future events. Our estimated tax payments through March were based on annualization of year-to-date income through the end of our first quarter. During the second quarter of 2010, we realized a significant tax deduction related to the vesting of previously unvested share awards and the exercise of share-based awards. These events reduced our estimated tax liability as of April 2, 2010 and will reduce the amount of estimated tax we would otherwise pay during our third and fourth quarters. Therefore, this is a cash timing issue and does not impact our annual effective tax rate or the total amount of cash taxes we will pay during the fiscal year.
4. INVENTORIES
Inventories are carried at standard cost adjusted for capitalized variances, which approximate the lower of cost, determined on a first-in, first-out (FIFO) basis, or market. We periodically review our inventory for slow-moving, damaged or discontinued items and adjust our reserves to reduce such items identified to their recoverable amount.
We recognized $0.3 million and $0.6 million of expense related to slow moving, damaged, and discontinued inventory during the thirteen week quarters ended April 2, 2010 and April 3, 2009. During the twenty-six week period ended April 2, 2010 and the twenty-seven week period ended April 3, 2009, respectively, we recognized $0.5 million and $1.2 million of expense related to slow moving, damaged, and discontinued inventory. This expense was included as a component of cost of goods sold on the condensed consolidated statements of operations.
Inventories consist of the following (in thousands):

	April 2, 2010	October 2, 2009

Finished goods	$28,844	$38,156
Raw materials, additives, packaging materials and work-in-process	13,657	13,422
Reserves for slow-moving, damaged and discontinued inventory	(1,077)	(582)

Inventories	$41,424	$50,996

5. DEBT
Our debt consists of the following (in thousands):

	April 2, 2010	October 2, 2009

Borrowings under U.S. credit facility	$45,000	$110,000
Less current maturities	45,000	5,900

Long term debt, less current maturities	$—	$104,100

As of April 2, 2010, the U.S. credit facility, as amended, was comprised of a $45.0 million term loan and a $30.0 million revolving credit facility. The U.S. credit facility is secured by substantially all of our domestic assets and provides for interest at either the LIBOR rate plus 550 basis points or at an alternate base rate calculated as the prime rate plus 450 basis points. The term loan, which does not have scheduled principal payments, matures in March 2011 and, therefore, is classified as a current liability as of April 2, 2010. Principal pre-payments are required if certain contingent events occur, including the sale of certain assets, issuance of equity, and the generation of excess cash flow as defined in the credit agreement. As of October 2, 2009, the excess cash flow payment due under this agreement related to fiscal 2009 results was approximately $5.9 million, which was paid from available cash during the first quarter of fiscal year 2010. The excess cash flow payment, if any, required to be made in December 2010 will be based on results for the full 2010 fiscal year and is contingent on a number of variables, including our earnings before interest, taxes, depreciation and amortization, the level and timing of cash interest paid, capital expenditures, and cash taxes paid, and the amount of voluntary pre-payments (all as defined in the credit facility). During the current fiscal year, we have made voluntary principal payments of $74.1 million, including a payment of

$15.0 million made subsequent to April 2, 2010. The weighted average term loan interest rate in effect at April 2, 2010 was 5.7%. We had no borrowings outstanding under the revolving credit facility as of April 2, 2010. The outstanding letters of credit under our revolving credit facility totaled approximately $1.0 million as of April 2, 2010. Accordingly, we had additional borrowing capacity of $29.0 million under the U.S. credit facility as of April 2, 2010.
Our U.S. credit facility contains restrictive covenants, including financial covenants requiring minimum and cumulative earnings levels as well as limitations on the payment of dividends, stock purchases, capital expenditures, and our ability to enter into certain contractual arrangements. We were in compliance with these financial covenants as of April 2, 2010.
Our U.S. credit facility includes restrictions that limit borrowings by our Italian subsidiary, Pasta Lensi S.r.l. (“Lensi”), to $5.0 million, all of which is available as of the end of the current period. Lensi has credit facilities that allow 30-60 day advances that are based on accounts receivable balances pledged and are secured by Lensi’s accounts receivables and other assets, as well as a general line of credit of approximately $0.5 million. There were no borrowings outstanding under these credit facilities as of either April 2, 2010 or October 2, 2009.
6. CONTINUED DUMPING AND SUBSIDY OFFSET ACT OF 2000
On October 28, 2000, the U.S. government enacted the “Continued Dumping and Subsidy Offset Act of 2000”, commonly referred to as the Byrd Amendment, which provided that assessed anti-dumping and subsidy duties liquidated by the Department of Commerce on Italian and Turkish imported pasta after October 1, 2000 would be paid to affected domestic producers.
We record Byrd Amendment payments as revenue in the period in which the amount, and the right to receive the payment, can be reasonably determined. During the first quarter of fiscal 2010 and 2009, we received payments and recognized revenue of $1.5 million and $0.8 million, respectively.
Effective October 1, 2007, the Act was repealed, resulting in the discontinuation of future distributions to affected domestic producers for duties assessed after such date. It is not possible to reasonably estimate amounts, if any, to be received in the future on duties assessed prior to October 1, 2007.
7. INCOME TAXES
The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and to recognize deferred tax liabilities and assets for future tax consequences of events that have been recognized in our financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns.
We recorded an income tax expense of $12.7 million and $24.1 million for the thirteen and twenty-six week periods ended April 2, 2010, respectively. The tax expense is primarily attributable to the impact of pre-tax earnings for the year to date recorded at the projected annual effective rate.
It is our policy to classify interest and penalties as a component of income tax expense. Estimated interest and penalties classified as a component of income tax expense were less than $0.1 million for both the thirteen and twenty-six week periods ended April 2, 2010 and for both the thirteen and twenty-seven week periods ended April 3, 2009. Accrued interest and penalties, net of tax benefits, were approximately $1.0 million as of April 2, 2010 and October 2, 2009.
We file income tax returns in the U.S. federal jurisdiction, the Netherlands, Italy and various state jurisdictions.
As of April 2, 2010, the federal tax returns for the fiscal years ended 2004 through 2009 are open to audit and will remain open to audit until the statute closes for the years in which the net operating losses are utilized. Various state and foreign tax returns for the fiscal years ended 2003 through 2009 are open to audit under their respective statutes of limitations. As of April 2, 2010, we do not believe there will be a significant change in the total amount of unrecognized tax benefits within the next twelve months.

As of October 2, 2009, we had federal net operating loss carryforwards of $33.6 million and federal AMT credit carryforwards of $11.8 million. Based upon all available evidence, both positive and negative, management determined that it is more likely than not that these carryforwards will be utilized before expiration.
We also evaluated existing valuation allowances related to certain state tax credits and certain state and foreign net operating loss carryforwards. Based on all available evidence, both positive and negative, we determined that it is not more likely than not that we will realize the benefits related to these carryforwards. We will continue to evaluate the valuation allowance related to those carryforwards not meeting the more likely than not criteria at the end of each period taking into account current and forecasted operating results.
We have elected the tax law ordering approach to determine when excess tax deductions resulting from equity awards are realized. Therefore, excess tax benefits resulting from current year equity award exercises have been recognized as a component of additional paid-in capital.
8. EQUITY INCENTIVE PLANS
Our current equity plan, as approved in December 2000 and amended in February 2004, authorizes us to grant nonvested shares, stock options, and stock appreciation rights to certain officers, key employees and contract employees for the purchase or award of up to 1.8 million shares of our common stock, plus shares forfeited related to awards made under either our current or our prior equity incentive plan. Also outstanding are stock options to purchase less than 0.1 million shares of our common stock that were issued under terminated equity incentive plans established during October 1992, October 1993, and October 1997. Generally, we issue new shares upon the award of nonvested shares and the exercise of stock options or stock appreciation rights. Accordingly, we do not anticipate we will repurchase shares on the open market during fiscal year 2010 for the purpose of satisfying nonvested share grants or stock option or stock appreciation right exercises.
Stock Options
A summary of our stock option activity is as follows:

				Weighted Average
			Aggregate	Remaining
	Number of	Weighted Average	Intrinsic	Contractual Term
	Shares	Exercise Price	Value	(in years)

Outstanding at October 2, 2009	472,598	$32.89
Exercised	(169,166)	$27.71
Forfeited	(100)	$23.11
Expired	(100)	$28.90

Outstanding at April 2, 2010	303,232	$35.79

Vested or expected to vest at April 2, 2010	303,210	$35.79	$1,195,000	3.1
Exercisable at April 2, 2010	303,062	$35.80	$1,193,000	3.1
The aggregate intrinsic values reflected above includes only those option awards for which the exercise price is less than the current market price as of April 2, 2010.
Stock options generally vest over three or five years in varying amounts, depending on the terms of the individual agreements, and expire ten years from the date of grant. No stock options were issued during the twenty-six week period ended April 2, 2010.
During the quarter ended April 2, 2010, share options with an intrinsic value of approximately $1.5 million were exercised and we anticipate we will realize a $0.5 million tax benefit related to these exercised share options. During the quarter ended April 3, 2009, share options with an intrinsic value of approximately $0.3 million were exercised and we anticipate we will realize a tax benefit of $0.1 million related to these exercised share options. The tax benefit related to the option exercise price in excess of the option fair value at grant date is separately disclosed as a component of cash flow from financing activities on the condensed consolidated statement of cash flows; the remainder of the tax benefit is included as a component of cash flow from operating activities.
We recognized compensation expense, which is a non-cash charge, related to stock options of less than $0.1 million during both the second quarter of fiscal 2010 and fiscal 2009.
During the twenty-six week period ended April 2, 2010, share options with an intrinsic value of approximately $1.8 million were exercised and we anticipate we will realize a $0.7 million tax benefit related to these exercised share options. During the twenty-seven week period ended April 3, 2009, share options with an intrinsic value of approximately $0.3 million were exercised and we anticipate we will realize a tax benefit of $0.1 million related to these exercised share options. The tax benefit related to the option exercise price in excess of the option fair value at grant date is separately disclosed as a component of cash flow from financing activities on the condensed consolidated statement of cash flows; the remainder of the tax benefit is included as a component of cash flow from operating activities.
We recognized compensation expense, which is a non-cash charge, related to stock options of less than $0.1 million during both the twenty-six week period ended April 2, 2010 and the twenty-seven week period ended April 3, 2009.
At April 2, 2010, unrecognized compensation expense related to these awards was less than $0.1 million and will be recognized over a weighted average period of less than one year.
Stock Appreciation Rights
A summary of our stock appreciation rights activity is as follows:

				Weighted Average
			Aggregate	Remaining
	Number of	Weighted Average	Intrinsic	Contractual Term
	Shares	Exercise Price	Value	(in years)

Outstanding at October 2, 2009	1,848,111	$9.67
Issued	218,453	$33.89
Exercised	(660,317)	$7.20
Forfeited	(47,731)	$12.90

Outstanding at April 2, 2010	1,358,516	$14.65

Vested or expected to vest at April 2, 2010	1,242,529	$14.43	$30,641,000	4.9

Exercisable at April 2, 2010	452,368	$9.90	$13,203,000	4.2
The aggregate intrinsic values reflected above includes only those stock appreciation rights awards for which the exercise price is less than the current market price as of April 2, 2010.
The stock appreciation rights vest over three or four years in varying amounts, depending on the terms of the individual agreements, and expire seven years from the date of grant.
Stock appreciation rights with an intrinsic value of $18.9 million were exercised during the second quarter of fiscal 2010, resulting in the issuance of approximately 491,000 shares of common stock. We anticipate we will realize a tax benefit related to these exercised stock appreciation rights of approximately $6.9 million. Stock appreciation rights with an intrinsic value of $3.8 million were exercised during the second quarter of fiscal 2009, resulting in the issuance of approximately 119,000 shares of common stock. We anticipate we will realize a tax benefit related to these exercised stock appreciation rights of approximately $1.4 million. The tax benefit related to the stock appreciation right exercise price in excess of the stock appreciation right fair value at grant date is separately disclosed as a component of cash flow from financing activities on the condensed statements of cash flows; the remainder of the tax benefit is included as a component of cash flow from operating activities.

We recognized compensation expense, a non-cash charge, related to stock appreciation rights of $0.7 million and $0.5 million during the second quarter of fiscal 2010 and 2009, respectively. We recognized a net tax benefit related to the share-based compensation expense of approximately $0.3 million and $0.2 million during the second quarter of fiscal 2010 and 2009, respectively.
Stock appreciation rights with an intrinsic value of $20.6 million were exercised during the twenty-six week period ended April 2, 2010, resulting in the issuance of approximately 535,000 shares of common stock. We anticipate we will realize a tax benefit related to these exercised stock appreciation rights of approximately $7.6 million. Stock appreciation rights with an intrinsic value of $6.1 million were exercised during the twenty-seven week period ended April 3, 2009, resulting in the issuance of approximately 227,000 shares of common stock. We anticipate we will realize a tax benefit related to these exercised stock appreciation rights of approximately $2.3 million. The tax benefit related to the stock appreciation right exercise price in excess of the stock appreciation right fair value at grant date is separately disclosed as a component of cash flow from financing activities on the condensed statements of cash flows; the remainder of the tax benefit is included as a component of cash flow from operating activities.
We recognized compensation expense, a non-cash charge, related to stock appreciation rights of $1.4 million and $0.8 million during the twenty-six week period ended April 2, 2010 and the twenty-seven week period ended April 3, 2009, respectively. We recognized a net tax benefit related to the share-based compensation expense of approximately $0.5 million and $0.3 million during the twenty-six week period ended April 2, 2010 and the twenty-seven week period ended April 3, 2009, respectively.
At April 2, 2010, unrecognized compensation expense related to these awards totaled approximately $5.3 million and will be recognized over a weighted average period of 1.7 years.
Nonvested Share Liability Awards
Our nonvested share activity for awards subject to liability accounting is as follows:

		Weighted Average	Aggregate
	Number of	Grant Date	Intrinsic
	Shares	Fair Value	Value
Nonvested at October 2, 2009	122,057	$6.36
Vested	(101,812)	$5.09
Forfeited	(150)	$23.11

Nonvested at April 2, 2010	20,095	$12.68	$786,000

Nonvested share liability awards vest over four or five years.
For awards granted prior to fiscal year 2008, we permitted employees to net-settle shares for taxes at amounts greater than minimum statutory withholding obligation, which resulted in the awards being classified as long term liabilities. The compensation expense or benefit recognized each period represents a portion, depending on the percentage of the requisite service that has been rendered at the reporting date, of the change in market value of the shares that have not vested as of the end of each reporting period plus the change in market value of shares that vested during the reporting period. Nonvested share liability awards may result in recognition of either compensation expense or compensation benefit (reduction in compensation expense) for a reporting period. We did not issue any nonvested liability awards during fiscal years 2010 or 2009.
We recognized compensation expense, a non-cash charge, related to nonvested liability award shares of $0.6 million during the quarter ended April 2, 2010, compared to $1.2 million during the quarter ended April 3, 2009. We recognized a net tax benefit related to the share-based compensation expense of approximately $0.2 million and $0.5 million during the second quarter of fiscal 2010 and 2009, respectively.
We recognized compensation expense related to nonvested liability award shares of $1.6 million during the twenty-six week period ended April 2, 2010, compared to $2.3 million during the twenty-seven week period ended April 3,

2009. We recognized a net tax benefit related to the share-based compensation expense of approximately $0.6 million and $0.9 million during the twenty-six and twenty seven-week periods of fiscal 2010 and 2009, respectively.
The total fair value of nonvested liability award shares that vested during the quarters ended April 2, 2010 and April 3, 2009 were $3.5 million and $0.9 million, respectively. The total fair value of nonvested liability award shares that vested during the twenty-six week period ended April 2, 2010 and the twenty-seven week period ended April 3, 2009 was $3.9 million and $0.9 million, respectively. Upon vesting, the liability related to the vested share is derecognized and recorded as a component of additional paid-in capital.
We anticipate we will realize a tax benefit related to these vested share awards of approximately $1.3 million and $0.3 million for the second quarters ended April 2, 2010 and April 3, 2009, respectively. We anticipate we will realize a tax benefit related to these vested share awards of approximately $1.4 million for the twenty-six week period ended April 2, 2010 and $0.3 million for the twenty-seven week period ended April 3, 2009. The tax benefit related to equity awards accounted for using the liability method is included as a component of cash flow from operating activities.
Nonvested Share Equity Awards
Our nonvested share activity for awards subject to equity accounting is as follows:

		Weighted Average	Aggregate
	Number of	Grant Date	Intrinsic
	Shares	Fair Value	Value
Nonvested at October 2, 2009	182,104	$14.69
Granted	110,559	$29.43
Vested	(60,423)	$14.68

Nonvested at April 2, 2010	232,240	$21.71	$9,078,000

Nonvested share equity awards vest over either three or four years. Nonvested shares issued during or after fiscal year 2008 are classified as equity and compensation expense is recognized over the vesting period based on the fair value of the nonvested shares at grant date.
We recognized compensation expense, a non-cash charge, related to nonvested equity award shares of $0.5 million and $0.2 million for the quarters ended April 2, 2010 and April 3, 2009, respectively. We recognized a tax benefit related to this share-based compensation expense of approximately $0.2 million and less than $0.1 million during the quarters ended April 2, 2010 and April 3, 2009, respectively. We recognized compensation expense related to nonvested equity awards of $0.9 million and $0.3 million for the twenty-six week period ended April 2, 2010 and the twenty-seven week period ended April 3, 2009, respectively. We recognized a tax benefit related to this share-based compensation expense of approximately $0.4 million and $0.1 million during the twenty-six week period ended April 2, 2010 and the twenty-seven week period ended April 3, 2009, respectively. At April 2, 2010, unrecognized compensation expense related to these awards totaled approximately $4.3 million and will be recognized over a weighted average period of 2.0 years.
The total fair value of nonvested equity award shares that vested during the quarters ended April 2, 2010 and April 3, 2009 were $0.9 million and $0.1 million, respectively. The total fair value of nonvested equity award shares that vested during the twenty-six week period ended April 2, 2010 and the twenty-seven week period ended April 3, 2009 was $2.0 million and $0.6 million, respectively.
We anticipate we will realize a tax benefit related to shares vesting during the quarters ended April 2, 2010 and April 3, 2009 of $0.3 million and less than $0.1 million, respectively. We anticipate we will realize a tax benefit related to shares vesting during the twenty-six and twenty-seven week periods ended April 2, 2010 and April 3, 2009 of $0.7 million and approximately $0.2 million, respectively. The tax benefit related to equity share awards with a fair value at the vest date in excess of the fair value at the grant date is included as a component of cash flows from financing activities; the remainder of the tax benefit is included as a component of cash flow from operating activities.
Holders of both equity and liability nonvested share awards are permitted to net settle shares to satisfy the minimum statutory tax withholding obligation. We received 42,376 and 12,143 shares, respectively, at a weighted average price of $37.78 and $27.20, respectively, during the quarters ended April 2, 2010 and April 3, 2009, in connection with the withholding of taxes upon vesting of shares awards. We received 53,834 and 14,537 shares at a weighted average price of $36.87 and $25.33 in connection with the withholding of taxes upon vesting of shares awards, respectively, during the twenty-six week period ended April 2, 2010 and the twenty-seven week period ended April 3, 2009, respectively.
9. EARNINGS PER SHARE
Basic earnings per share was computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share was computed by dividing net income available to common shareholders by the sum of weighted average number of outstanding common shares plus incremental shares that may be issued in future periods related to outstanding stock options and stock appreciation rights, if dilutive. When calculating incremental shares related to outstanding share options and stock appreciation rights, we apply the treasury stock method. The treasury stock method assumes that proceeds, consisting of the amount the employee must pay on exercise, compensation cost attributed to future services and not yet recognized, and excess tax benefits that would be credited to additional paid-in capital on exercise of the share awards, are used to repurchase outstanding shares at the average market price for the period.
The computations of basic and diluted earnings per share were as follows (in thousands, except per share data):

	Second Quarter Ended
	April 2, 2010			April 3, 2009
	(Thirteen Weeks)			(Thirteen Weeks)
		Weighted			Weighted
		Average			Average
	Net	Shares	Per Share	Net	Shares	Per Share
	Income	Outstanding	Amount	Income	Outstanding	Amount
Basic earnings per share	$23,235	21,372	$1.09	$26,196	20,598	$1.27

Effect of dilutive securities:
Stock options and stock appreciation rights		742			985

Diluted earnings per share	$23,235	22,114	$1.05	$26,196	21,583	$1.21

For the quarters ended April 2, 2010 and April 3, 2009, share awards totaling approximately 0.3 million and 0.6 million shares of common stock, respectively, were antidilutive and, therefore, not included in the computation of diluted earnings per share.

	Year-to-date Period Ended
	April 2, 2010			April 3, 2009
	(Twenty-six Weeks)			(Twenty-seven Weeks)
		Weighted			Weighted
		Average			Average
	Net	Shares	Per Share	Net	Shares	Per Share
	Income	Outstanding	Amount	Income	Outstanding	Amount
Basic earnings per share	$43,934	21,209	$2.07	$52,224	20,421	$2.56

Effect of dilutive securities:
Stock options and stock appreciation rights		768			944

Diluted earnings per share	$43,934	21,977	$2.00	$52,224	21,365	$2.44

For the year-to-date periods ended April 2, 2010 and April 3, 2009, outstanding share awards totaling approximately 0.5 million and 0.7 million shares of common stock, respectively, were antidilutive and, therefore, not included in the computation of diluted earnings per share.
10. COMPREHENSIVE INCOME
Comprehensive income consists of the following (in thousands):

	Second Quarter Ended		Year-to-date Period Ended
	April 2, 2010	April 3, 2009	April 2, 2010	April 3, 2009
	(Thirteen Weeks)	(Thirteen Weeks)	(Twenty-six Weeks)	(Twenty-seven Weeks)

Net income	$23,235	$26,196	$43,934	$52,224
Foreign currency translation adjustment	(3,807)	(1,544)	(5,066)	(2,797)

Comprehensive income	$19,428	$24,652	$38,868	$49,427

11. COMMITMENTS AND CONTINGENCIES
From time to time and in the ordinary course of our business, we are the subject of government investigations or audits and named as a defendant in legal proceedings related to various issues, including worker’s compensation claims, tort claims and contractual disputes. Although we do not believe that the resolution of any currently pending matters will have a material adverse effect on our business or condensed consolidated financial statements, the ultimate resolutions of such matters is inherently subject to uncertainty and may have a material adverse effect upon our business or condensed consolidated financial statements.
12. SUBSEQUENT EVENTS
As of October 2, 2009, the U.S. credit facility, as amended, was comprised of a $110.0 million term loan and a $30.0 million revolving credit facility. During fiscal 2010 we repaid and terminated the term loan.
On July 9, 2010, we received written notice from Bay State Milling Company (“Bay State”) that, pursuant to the terms of that certain Flour Purchase Agreement, dated as of August 7, 2002, by and between Bay State (the “Flour Purchase Agreement”) and us, Bay State is exercising its right to terminate the Flour Purchase Agreement, effective September 30, 2012. We source durum and have it converted to semolina and semolina/flour blends for our Tolleson, Arizona facility from an adjacent milling facility owned by Bay State. Under the terms of the Flour Purchase Agreement, we are obligated to purchase 80% of its annual Tolleson requirements for semolina from Bay State with an annual minimum of 50 million pounds. We have satisfied its minimum requirements. We will not incur any early termination penalties in connection with termination of the Flour Purchase Agreement. Other than the Flour Purchase Agreement, we and our affiliates do not have any material relationships with Bay State.
We entered into an agreement and plan of merger (the “Merger Agreement”) with Ralcorp Holdings, Inc., a Missouri corporation (“Ralcorp”) on June 20, 2010, and amended on July 15, 2010, under which Ralcorp agreed to acquire all of our outstanding shares of common stock for $53.00 per share in cash, for a total purchase price of approximately $1.2 billion, net of cash acquired. Under the Merger Agreement, Ralcorp has commenced a tender offer to acquire all of the outstanding shares of our Class A Convertible Common Stock, par value $0.001 per share. There is no assurance that this transaction will be consummated.